Exhibit 99.1

 PRESS RELEASE

REINSURANCE GROUP OF AMERICA REPORTS FIRST-QUARTER RESULTS

•	Earnings per diluted share: operating income* up 10 percent to $1.77, net income $1.81

•	Results pressured by high mortality claims in North America; Asia Pacific posts strong results

•	Reported net premiums decreased four percent; up six percent net of foreign currency and the effect of fourth-quarter 2014 retrocession transaction

•	Approximately 2.5 million shares repurchased for $230 million during the quarter

ST. LOUIS, April 23, 2015 - Reinsurance Group of America, Incorporated (NYSE: RGA), a leading global provider of life reinsurance, reported operating income* of $121.8 million, or $1.77 per diluted share, compared with $114.8 million, or $1.61 per diluted share, in the prior-year quarter. Net income totaled $125.1 million, or $1.81 per diluted share, compared with $136.7 million, or $1.92 per diluted share, the year before. The current period reflects higher-than-expected mortality claims in North America, offset, in part, by favorable results in Asia Pacific. A relatively stronger U.S. dollar versus all major foreign currencies adversely affected this quarter by $0.11 per share. The company has enhanced its international segment reporting to now include traditional and non-traditional components.

	Quarterly Results
($ in thousands, except per share data)	2015	2014
Net premiums	$2,023,852	$2,100,637
Net income	125,114	136,664
Net income per diluted share	1.81	1.92
Operating income*	121,778	114,807
Operating income per diluted share*	1.77	1.61
Book value per share	107.62	89.92
Book value per share (excl. Accumulated Other Comprehensive Income “AOCI”)*	79.26	71.51
Total assets	44,691,268	40,541,581

*	See ‘Use of Non-GAAP Financial Measures’ below

Consolidated net premiums totaled $2.0 billion this quarter, down four percent from last year’s first quarter. Current-period premiums reflect a $112 million reduction associated with the previously announced fourth-quarter 2014 U.S. retrocession agreement, along with adverse foreign currency effects of approximately $97 million. Excluding those effects, premiums increased six percent versus the prior-year quarter. Investment income increased six percent to $426.9 million this period, primarily due to a larger average invested asset base. Excluding spread-based businesses and the value of associated derivatives, investment income increased eight percent over year-ago levels. The average

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investment yield was up four basis points to 4.78 percent over the first quarter of 2014, and 16 basis points lower than the fourth-quarter yield, which was influenced by a high level of mortgage loan prepayments and bond make-whole premiums.

The effective tax rate on operating income was 32.5 percent this quarter, slightly below management’s expected range of 33 percent to 34 percent. The company generated a greater-than-expected portion of earnings in jurisdictions that have lower income tax rates than the U.S. statutory rate, which, along with other adjustments, resulted in the lower-than-expected effective rate this quarter.

Greig Woodring, president and chief executive officer, commented, “Our operating results improved versus a year ago, but were somewhat below our expectations, and reflect some elevated volatility in our segment results, with the U.S. Traditional business being unusually weak, and our Asia Pacific results unusually strong. On a positive note, we continue to have good balance overall, as our global model and diversified sources of earnings again served us well. Mortality claims in North America were considerably higher-than-expected, similar to last year, but to a greater extent. The strong international results continued the recent trends, in spite of material currency headwinds, due to broadly favorable results across Asia Pacific and materially favorable results in Australia.

“While there is typically a seasonal effect on our first-quarter results, the impact in North America was more extreme this year than in recent years. In the U.S., the higher claims this quarter were broad-based, with an influence from both frequency (claim count) and severity (average claim size), while last year there was a concentration in large claims in our facultative book. Some industry data would point to the severe winter weather and flu season as likely influences, but we do not yet have enough supporting information relative to this quarter’s claims flow to determine their precise effects. As we have emphasized in the past, we generally expect short-term claims volatility to moderate over time, and we have not changed our intermediate-term expectations.

“Given our strong excess capital position, we were fairly aggressive in repurchasing our stock in the quarter, as we repurchased approximately 2.5 million shares for a total cost of $230 million. After closing the Aurora National acquisition on April 1, our current deployable excess capital position is approximately $800 million, and we expect to continue to take a balanced approach to capital management as we consider in-force acquisitions, share repurchases, and shareholder dividend increases, or some combination of all of these. Our ending book value per share for the quarter was $107.62 including AOCI, and $79.26 excluding AOCI.”

SEGMENT RESULTS

U.S. and Latin America

Traditional

The U.S. and Latin America Traditional segment reported pre-tax operating income of $20.3 million, compared with $48.2 million in the first quarter of 2014, with results in both periods reflecting poor mortality experience. A higher-than-expected number and average size of individual mortality claims contributed to this quarter’s adverse experience, whereas last year’s first quarter was primarily affected by the amount of claims exceeding $1 million. The number of those large claims was in line with expectations this quarter, but the average claim size was higher. Traditional net premiums decreased
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two percent to $1,114.1 million, including the retrocession agreement effective in last year’s fourth quarter, and increased seven percent excluding that agreement. Pre-tax net income totaled $17.8 million for the quarter, compared with $51.0 million in last year’s first quarter.
Non-Traditional

The Asset-Intensive business reported pre-tax operating income of $40.3 million compared with $41.0 million last year. Current-period results were in line with management expectations and reflected favorable net interest rate spreads. First-quarter pre-tax net income decreased to $42.1 million from $70.6 million a year ago, attributable to changes in the fair value of various embedded derivatives.

The Financial Reinsurance business continued to perform well, posting pre-tax operating income of $12.4 million for the current and year-earlier quarters. Pre-tax net income totaled $12.4 million in the current period and $12.5 million in last year’s first quarter.

Canada

Traditional

The Canada Traditional business reported pre-tax operating income of $17.2 million this quarter, down from $21.5 million the year before. Individual mortality claims were higher-than-expected and a weaker Canadian dollar adversely affected pre-tax operating income. Similar to the U.S. business, the first quarter is generally seasonably weak, and there were higher-than-expected mortality claims in the year ago quarter as well. There were higher-than-expected large claims in both periods, while this year's quarter was also influenced by a higher frequency of claims on policies under $1 million. Reported net premiums decreased six percent to $212.6 million, also including an adverse currency effect. Pre-tax net income totaled $22.7 million compared with $19.4 million in the first quarter of 2014.

Non-Traditional

The Canada Non-Traditional business segment, which consists of longevity and fee-based transactions, posted pre-tax operating income and pre-tax net income of $4.1 million this quarter and $0.6 million in the prior-year quarter. The current-period result includes the effect of the longevity transaction announced in March.

In total, an adverse foreign currency fluctuation lowered pre-tax operating income in the Canada segment by approximately $2.4 million during the quarter, and net premiums included an adverse effect of $27.4 million. In Canadian dollars, premiums increased eight percent over the first quarter of 2014.

Europe, Middle East and Africa (EMEA)

Traditional

The EMEA Traditional segment reported pre-tax operating income of $10.4 million versus a pre-tax operating loss of $2.1 million in last year’s first quarter. The current-period results include improved experience in the U.K. individual mortality business. Net reported premiums decreased eight percent

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and totaled $269.7 million, compared with $291.8 million last year. Net foreign currency fluctuations adversely affected pre-tax operating income and premiums this quarter. First-quarter pre-tax net income totaled $10.5 million versus a pre-tax net loss of $1.0 million in the year-ago quarter.

Non-Traditional

The EMEA Non-Traditional segment includes asset-intensive, longevity and fee-based transactions. Pre-tax operating income increased 16 percent, to $18.6 million from $16.1 million a year ago. The stronger current period results reflect favorable longevity experience in the U.K. and the effect of transactions added in 2014. Pre-tax net income totaled $19.6 million this quarter, compared with $16.2 million in last year’s first quarter.

In total, adverse foreign currency fluctuations reduced net premiums and pre-tax operating income by $31.8 million and $3.7 million, respectively.

Asia Pacific

Traditional

Asia Pacific’s Traditional business reported very strong results with pre-tax operating income of $52.6 million, a significant increase over the prior-year result of $18.7 million. Performance was strong across Asia Pacific operations, including our operations in Australia, Hong Kong & Southeast Asia, and Japan. In Australia, the first quarter is typically a seasonably strong one. This quarter’s results were unusually good, with favorable experience in several product areas. Reported net premiums rose two percent, to $372.1 million from $366.1 million in the prior-year period. First-quarter pre-tax net income totaled $52.6 million compared with $18.9 million in last year’s first quarter

Non-Traditional

Asia Pacific’s Non-Traditional business includes asset-intensive, fee-based and other various transactions. Pre-tax operating income in this segment increased to $10.1 million from $5.9 million last year. Pre-tax net income totaled $10.1 million this quarter and $7.4 million in the year-ago period.

In total, Asia Pacific reported premiums included an adverse foreign currency effect of $36.8 million. Local currency premiums increased 10 percent over the prior-year quarter. Pre-tax operating income was adversely affected by $5.2 million from currency fluctuations.

Corporate and Other

The Corporate and Other segment reported a pre-tax operating loss of $5.7 million versus pre-tax operating income of $3.3 million for the first quarter of 2014, which benefited from certain accrual adjustments. Current-quarter results were slightly better than expected due primarily to lower expense levels. Pre-tax net losses were $8.0 million this quarter compared with pre-tax net income of $3.8 million a year ago.

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Dividend Declaration

The board of directors declared a regular quarterly dividend of $0.33, payable May 28 to shareholders of record as of May 7.

Earnings Conference Call

A conference call to discuss first-quarter results will begin at 9 a.m. Eastern Time on Friday, April 24. Interested parties may access the call by dialing 1-877-397-0292 (domestic) or 719-325-4915 (international). The access code is 9568678. A live audio webcast of the conference call will be available on the company’s investor relations website at www.rgare.com. A replay of the conference call will be available at the same address for 90 days following the conference call. A telephonic replay also will be available through May 2 at 888-203-1112 (domestic) or 719-457-0820 (international), access code 9568678.

The company has posted to its website a Quarterly Financial Supplement that includes financial information for all segments as well as information on its investment portfolio. Additionally, the company posts periodic reports, press releases and other useful information on its investor relations website.

Use of Non-GAAP Financial Measures

RGA uses a non-GAAP financial measure called operating income as a basis for analyzing financial results. This measure also serves as a basis for establishing target levels and awards under RGA’s management incentive programs. Management believes that operating income, on a pre-tax and after‑tax basis, better measures the ongoing profitability and underlying trends of the company’s continuing operations, primarily because that measure excludes substantially all of the effect of net investment related gains and losses, as well as changes in the fair value of certain embedded derivatives and related deferred acquisition costs. These items can be volatile, primarily due to the credit market and interest rate environment, and are not necessarily indicative of the performance of the company’s underlying businesses. Additionally, operating income excludes any net gain or loss from discontinued operations, the cumulative effect of any accounting changes, and other items that management believes are not indicative of the company’s ongoing operations. The definition of operating income can vary by company and is not considered a substitute for GAAP net income.

Reconciliations to GAAP net income are provided in the following tables. Additional financial information can be found in the Quarterly Financial Supplement on RGA’s Investor Relations
website at www.rgare.com in the “Quarterly Results” tab and in the “Featured Report” section.

Book value per share before impact of AOCI is a non-GAAP financial measure that management believes is important in evaluating the balance sheet in order to ignore the effects of unrealized amounts primarily associated with mark-to-market adjustments on investments and foreign currency translation.

Operating income per diluted share is a non-GAAP financial measure calculated as operating income divided by weighted average diluted shares outstanding. Operating return on equity is a non-GAAP financial measure calculated as operating income divided by average shareholders’ equity excluding AOCI.

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About RGA
Reinsurance Group of America, Incorporated is among the largest global providers of life reinsurance, with operations in Australia, Barbados, Bermuda, Canada, China, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Malaysia, Mexico, the Netherlands, New Zealand, Poland, Singapore, South Africa, South Korea, Spain, Taiwan, Turkey, the United Arab Emirates, the United Kingdom and the United States. Worldwide, the company has approximately $2.8 trillion of life reinsurance in force, and assets of $44.7 billion.

Cautionary Statement Regarding Forward-looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements relating to projections of the earnings, revenues, income or loss, future financial performance and growth potential of Reinsurance Group of America, Incorporated and its subsidiaries (which we refer to in the following paragraphs as “we,” “us” or “our”). The words “intend,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “should,” “believe,” and other similar expressions also are intended to identify forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results, performance and achievements could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

Numerous important factors could cause actual results and events to differ materially from those expressed or implied by forward-looking statements including, without limitation, (1) adverse capital and credit market conditions and their impact on the Company’s liquidity, access to capital and cost of capital, (2) the impairment of other financial institutions and its effect on the Company’s business,
(3) requirements to post collateral or make payments due to declines in market value of assets subject to the Company’s collateral arrangements, (4) the fact that the determination of allowances and impairments taken on the Company’s investments is highly subjective, (5) adverse changes in mortality, morbidity, lapsation or claims experience, (6) changes in the Company’s financial strength and credit ratings and the effect of such changes on the Company’s future results of operations and financial condition, (7) inadequate risk analysis and underwriting, (8) general economic conditions or a prolonged economic downturn affecting the demand for insurance and reinsurance in the Company’s current and planned markets, (9) the availability and cost of collateral necessary for regulatory reserves and capital, (10) market or economic conditions that adversely affect the value of the Company’s investment securities or result in the impairment of all or a portion of the value of certain of the Company’s investment securities, that in turn could affect regulatory capital, (11) market or economic conditions that adversely affect the Company’s ability to make timely sales of investment securities, (12) risks inherent in the Company’s risk management and investment strategy, including changes in investment portfolio yields due to interest rate or credit quality changes, (13) fluctuations in U.S. or foreign currency exchange rates, interest rates, or securities and real estate markets, (14) adverse litigation or arbitration results, (15) the adequacy of reserves, resources and accurate information relating to settlements, awards and terminated and discontinued lines of business, (16) the stability of and actions by governments and economies in the markets in which the Company operates, including ongoing uncertainties regarding the amount of United States sovereign debt and the credit ratings thereof, (17) competitive factors and competitors’ responses to the Company’s initiatives, (18) the success of the Company’s clients, (19) successful execution of the Company’s entry into new markets, (20) successful development and introduction of new products and distribution opportunities,
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(21) the Company’s ability to successfully integrate acquired blocks of business and entities, (22) action by regulators who have authority over the Company’s reinsurance operations in the jurisdictions in which it operates, (23) the Company’s dependence on third parties, including those insurance companies and reinsurers to which the Company cedes some reinsurance, third-party investment managers and others, (24) the threat of natural disasters, catastrophes, terrorist attacks, epidemics or pandemics anywhere in the world where the Company or its clients do business, (25) interruption or failure of the Company’s telecommunication, information technology or other operational systems, or the Company’s failure to maintain adequate security to protect the confidentiality or privacy of personal or sensitive data stored on such systems, (26) changes in laws, regulations, and accounting standards applicable to the Company, its subsidiaries, or its business, (27) the effect of the Company’s status as an insurance holding company and regulatory restrictions on its ability to pay principal of and interest on its debt obligations, and (28) other risks and uncertainties described in this document and in the Company’s other filings with the SEC.

Forward-looking statements should be evaluated together with the many risks and uncertainties that affect our business, including those mentioned in this document and described in the periodic reports we file with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which they are made. We do not undertake any obligations to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements. For a discussion of the risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, you are advised to review the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2014.

Investor Contact
Jeff Hopson
Senior Vice President - Investor Relations
(636) 736-7000

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Consolidated Net Income to Operating Income
(Dollars in thousands)

(Unaudited)	Three Months Ended March 31,
	2015	2014
GAAP net income	$125,114	$136,664
Reconciliation to operating income:
Capital (gains) losses, derivatives and other, included in investment related (gains) losses, net	(14,585)	(17,007)
Capital (gains) losses on funds withheld, included in investment income	(7,412)	(253)
Embedded derivatives:
Included in investment related (gains) losses, net	17,847	(34,827)
Included in interest credited	6,703	(4,264)
DAC offset, net	(5,819)	34,494
Non-investment derivatives	(70)	—
Operating income	$121,778	$114,807

Reconciliation of Consolidated Pre-tax Net Income to Pre-tax Operating Income
(Dollars in thousands)

(Unaudited)	Three Months Ended March 31,
	2015	2014
Income before income taxes	$184,125	$199,440
Reconciliation to pre-tax operating income:
Capital (gains) losses, derivatives and other, included in investment related (gains) losses, net	(20,946)	(26,306)
Capital (gains) losses on funds withheld, included in investment income	(11,402)	(389)
Embedded derivatives:
Included in investment related (gains) losses, net	27,458	(53,580)
Included in interest credited	10,313	(6,560)
DAC offset, net	(8,951)	53,068
Non-investment derivatives	(108)	—
Pre-tax operating income	$180,489	$165,673

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Pre-tax Net Income to Pre-tax Operating Income
(Dollars in thousands)

(Unaudited)	Three Months Ended March 31, 2015
	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax operating income (loss)
U.S. and Latin America Operations:
Traditional	$17,843	$1		$2,472		$20,316
Non-Traditional:
Asset Intensive	42,140	(23,392)	(1)	21,586	(2)	40,334
Financial Reinsurance	12,365	—		—		12,365
Total U.S. and Latin America	72,348	(23,391)		24,058		73,015
Canada Operations Traditional	22,727	(5,554)		—		17,173
Canada Operations Non-Traditional	4,131	—		—		4,131
Canada Operations	26,858	(5,554)		—		21,304
EMEA Traditional	10,482	(49)		—		10,433
EMEA Non-Traditional	19,634	(999)		—		18,635
EMEA Operations	30,116	(1,048)		—		29,068
Asia Pacific Traditional	52,648	—		—		52,648
Asia Pacific Non-Traditional	10,145	(21)		—		10,124
Asia Pacific Operations	62,793	(21)		—		62,772
Corporate and Other	(7,990)	2,320		—		(5,670)
Consolidated	$184,125	$(27,694)		$24,058		$180,489

(1)	Asset Intensive is net of $4,762 DAC offset.

(2)	Asset Intensive is net of $(13,713) DAC offset.

(Unaudited)	Three Months Ended March 31, 2014
	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax operating income (loss)
U.S. and Latin America Operations:
Traditional	$50,972	$(4,224)		$1,455		$48,203
Non-Traditional:
Asset Intensive	70,615	(19,239)	(1)	(10,371)	(2)	41,005
Financial Reinsurance	12,509	(83)		—		12,426
Total U.S. and Latin America	134,096	(23,546)		(8,916)		101,634
Canada Operations Traditional	19,433	2,100		—		21,533
Canada Operations Non-Traditional	631	(41)		—		590
Canada Operations	20,064	2,059		—		22,123
EMEA Traditional	(992)	(1,131)		—		(2,123)
EMEA Non-Traditional	16,197	(98)		—		16,099
EMEA Operations	15,205	(1,229)		—		13,976
Asia Pacific Traditional	18,867	(120)		—		18,747
Asia Pacific Non-Traditional	7,444	(1,533)		—		5,911
Asia Pacific Operations	26,311	(1,653)		—		24,658
Corporate and Other	3,764	(482)		—		3,282
Consolidated	$199,440	$(24,851)		$(8,916)		$165,673

(1)	Asset Intensive is net of $1,844 DAC offset.

(2)	Asset Intensive is net of $51,224 DAC offset.

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Per Share and Shares Data
(In thousands, except per share data)

(Unaudited)	Three Months Ended March 31,
	2015	2014
Diluted earnings per share from operating income	$1.77	$1.61
Earnings per share from net income:
Basic earnings per share	$1.84	$1.94
Diluted earnings per share	$1.81	$1.92
Weighted average number of common and common equivalent shares outstanding	68,942	71,264

(Unaudited)	At or for the Three Months Ended March 31,
	2015	2014
Treasury shares	12,699	9,624
Common shares outstanding	66,439	69,514
Book value per share outstanding	$107.62	$89.92
Book value per share outstanding, before impact of AOCI	$79.26	$71.51

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Dollars in thousands)

(Unaudited)	Three Months Ended March 31,
	2015	2014
Revenues:
Net premiums	$2,023,852	$2,100,637
Investment income, net of related expenses	426,891	404,375
Investment related gains (losses), net:
Other-than-temporary impairments on fixed maturity securities	(2,527)	(303)
Other-than-temporary impairments on fixed maturity securities transferred to (from) accumulated other comprehensive income	—	—
Other investment related gains (losses), net	10,110	84,874
Total investment related gains (losses), net	7,583	84,571
Other revenue	62,287	67,590
Total revenues	2,520,613	2,657,173
Benefits and expenses:
Claims and other policy benefits	1,775,451	1,843,677
Interest credited	120,678	110,594
Policy acquisition costs and other insurance expenses	277,043	354,873
Other operating expenses	121,618	110,936
Interest expense	35,627	35,084
Collateral finance and securitization expense	6,071	2,569
Total benefits and expenses	2,336,488	2,457,733
Income before income taxes	184,125	199,440
Income tax expense	59,011	62,776
Net income	$125,114	$136,664
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